The U.S. Treasury Money Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$18,249
Total	$18,249
Class R-1	$52
Class R-2	$888
Class R-3	$889
Class R-4	$187
Class R-5	$368
Total	$2,384

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0375
Class R-1	$0.0281
Class R-2	$0.0283
Class R-3	$0.0324
Class R-4	$0.0358
Class R-5	$0.0389

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	522,353
Total	522,353
Class R-1	1,686
Class R-2	35,892
Class R-3	30,459
Class R-4	6,688
Class R-5	11,317
Total	86,042

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00